UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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DIADEXUS, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2011

DIADEXUS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-26483	94-3236309
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

343 Oyster Point Boulevard, South San Francisco, California 94080

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 246-6400

N/A

(Former Name or Former Address, if Changed Since Last Report.)

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Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2011, diaDexus, Inc. (the “Company”) announced that Patrick Plewman resigned as President and Chief Executive Officer and as a director of the Company effective as of July 1, 2011. Mr. Plewman will serve as a consultant to the Company for an eighteen-month period ending on January 1, 2013. The Company’s Board of Directors has appointed director James P. Panek to serve as interim President and Chief Executive Officer of the Company effective July 1, 2011. The Board of Directors has also appointed director Brian E. Ward, Ph.D. to serve as interim Chief Operating Officer also effective July 1, 2011. Compensation terms for Mr. Panek and Dr. Ward for service in their interim roles have not yet been determined.

Mr. Panek, age 58, has served as a director of the Company since January 2007. Mr. Panek also served as the President and Director of the Company (then known as VaxGen, Inc.) from January 2007 to July 2010, Principal Financial Officer of VaxGen, Inc. from May 2008 to July 2010, Chief Executive Officer of the Company from January 2007 to January 2009, Executive Vice President of VaxGen, Inc. from September 2006 to December 2006 and Senior Vice President, Manufacturing Operations of VaxGen, Inc. from February 2002 to August 2006. From 2002 to 2006, Mr. Panek also served as the Co-Chief Executive Officer and Chairman of Celltrion, Inc., where Mr. Panek was responsible for all technical matters of the Korean joint venture established to develop manufacturing capability for the large-scale production of human biopharmaceutical products. From 1982 to 2001, Mr. Panek served in various capacities with Genentech, including Senior Vice President, Product Operations, and Vice President, Manufacturing, Engineering and Facilities, where he led the development of the world’s largest biotechnology manufacturing facility and was responsible for all operations involved in supplying products for preclinical, clinical, and commercial use. Mr. Panek led the development of manufacturing facilities that enabled FDA approval and launch of recombinant products to treat pediatric growth hormone deficiency, non-Hodgkin’s lymphoma and breast cancer. Prior to joining Genentech, Mr. Panek spent six years with Eli Lilly in a variety of engineering and development positions. Mr. Panek received a B.S. and an M.S. in Chemical Engineering from the University of Michigan.

Dr. Ward, age 58, has served as a director of the Company since May 2011. Since September 2010, Dr. Ward has served as Chief Operating Officer at On-Q-ity Inc., a private oncology diagnostics company. Prior to that, Dr. Ward served as its Executive Vice President starting in May 2008, in which capacity he had primary responsibility for the research and development process. Since March 2008, Dr. Ward has also served as President of Advantage Genomics, Inc., a private company that provides strategic and tactical consulting services to biotechnology organizations, with particular emphasis on personalized medicine diagnostics. From February 2007 to February 2008, Dr. Ward served as Senior Vice President, Development at Genomic Health, Inc., a public company focused on genomic-based oncology diagnostics, in which capacity he was responsible for the overall management of all product development activities. From 1996 to 2006, Dr. Ward served in various capacities at Myriad Genetics, Inc., a public molecular diagnostic company, most recently as its Senior Vice President, Medical Genetic Services from October 2005 to September 2006 and as its Senior Vice President, Operations from January 2002 to October 2005. Dr. Ward received a B.S. in Zoology from the University of Wisconsin and an M.S. in Human Genetics and a Ph.D. in Biochemistry, Biophysics, Genetics from the University of Colorado Health Sciences Center.

As disclosed in the Company’s Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on June 1, 2011, the Company’s Board of Directors uses the definition of independence from the listing standards of The NASDAQ Stock Market to assess independence of directors, although the Company’s Common Stock is not listed on The NASDAQ Stock Market. Since Mr. Panek will be serving as interim President and Chief Executive Officer and Dr. Ward will be serving as interim Chief Operating Officer, neither Mr. Panek nor Dr. Ward will be considered to be an independent director under those rules.

Pursuant to a Transition and Separation Agreement entered into between Mr. Plewman and the Company on June 29, 2011 (the “Plewman Separation Agreement”), Mr. Plewman has agreed to provide certain transition consulting services to the Company on a non-exclusive basis. Mr. Plewman will receive cash severance equal to $380,000 per year for a period of 18 months, subject to early termination on the first date on or after July 1, 2012 that Mr. Plewman is otherwise employed or engaged to provide services on a full-time basis. Upon the effectiveness of Mr. Plewman’s release of claims in favor of the Company, Mr. Plewman’s unvested stock options will fully vest and become exercisable and shall remain exercisable until January 1, 2013. Mr. Plewman is entitled to continued health coverage at the Company’s expense until the earlier of January 1, 2013 or the date Mr. Plewman becomes covered under another employer’s plans. The Company has also agreed to reimburse Mr. Plewman for up to twelve months of outplacement services up to an aggregate of $30,000 and for certain relocation expenses, if any. The separation benefits set forth in the Plewman Separation Agreement supersede those in Mr. Plewman’s existing employment agreement with the Company.

The foregoing provides only a brief description of the terms and conditions of the Plewman Separation Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Plewman Separation Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2011.

In connection with Mr. Plewman’s resignation, the Company’s Board of Directors has decreased the authorized number of directors to seven effective July 1, 2011, with a further decrease to six effective immediately prior to the Company’s 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”), concurrent with director Louis C. Bock’s previously announced resignation from the Board of Directors. Mr. Plewman is no longer a nominee for election as director at the 2011 Annual Meeting. Any stockholder that has submitted a proxy does not need to resubmit a proxy, unless the stockholder wishes to revoke the original proxy. Stockholders who have not yet submitted their proxies may still do so by following the same voting instructions previously received from the Company by stockholders of record or from a stockholder’s broker, bank or other nominee for stockholders whose shares are held in street name. The proxy holders will vote the shares as instructed by the stockholder with respect to the existing nominees other than votes with respect to Mr. Plewman, which will be disregarded.

Item 7.01. Regulation FD Disclosure.

On June 29, 2011, the Company issued a press release revising guidance for the current fiscal year and announcing that the Company has filed an application with the U.S. Food and Drug Administration under Section 510(k) of the Food, Drug and Cosmetic Act for approval of a new automated Lp-PLA2 assay. The Company also announced that Mr. Plewman has resigned as an officer and director of the Company, that Mr. Panek has been appointed as interim Chief Executive Officer and that Dr. Ward has been appointed as interim Chief Operating Officer. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

The information furnished pursuant to this Item 7.01 of this report, including the exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, regardless of any general incorporation language in any such filing, unless the Company expressly sets forth in such filing that such information is to be considered “filed” or incorporated by reference therein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

diaDexus, Inc.
(Registrant)

Date: June 29, 2011

	By:	/s/ Lori F. Rafield
Lori F. Rafield
Chairman of the Board

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release

Exhibit 99.1

diaDexus Preannounces Strong Second Quarter Revenues

510(k) Filed for New ACTIVITY Assay; Key Management Changes

South San Francisco, CA – June 29, 2011 – diaDexus, Inc. (OTC Bulletin Board: DDXS.OB), a diagnostics company focused on the development and commercialization of patent-protected in vitro diagnostic products addressing unmet needs in cardiovascular disease, today announced that it expects to report strong revenue growth for the 2011 second quarter with revenues of $3.8 million, a 45% increase over the comparable 2010 quarter.

diaDexus also said it had filed, ahead of plan, a 510(k) application for FDA clearance of a new automated Lp-PLA2 activity assay. FDA clearance will provide an automated Lp-PLA2 assay capable of running on high throughput clinical chemistry analyzers. Measurement of the activity of the Lp-PLA2 enzyme provides different cardiovascular risk assessment information compared to the currently marketed ELISA mass assay which measures the concentration of the enzyme. A “research-only” version of this activity assay has been used in ongoing Phase 3 trials of GlaxoSmithKline’s darapladib, a potential inhibitor of Lp-PLA2.

Finally, diaDexus announced that Patrick Plewman has resigned from his positions of chief executive officer and member of the board of directors. Board member and former VaxGen CEO, James Panek, will serve as Interim CEO. Brian E. Ward, Ph.D., also a member of the Board, will serve as the company’s Interim Chief Operating Officer.

Jim Panek commented, “Patrick co-founded diaDexus and led the transformation from research to commercialization of the PLAC Test, the only blood test cleared by the FDA to predict the risk for coronary heart disease and stroke. Patrick leaves at a time of accelerating revenue growth, a second product filed with the FDA and over 2 million cumulative PLAC Tests sold. The company thanks Patrick for his contribution to laying the foundation for continued growth. He will continue to work with the company as a consultant.”

The company said it will host a live webcast in August, 2011 to provide detailed second quarter financial results and to update investors on both short- and mid-term milestones.

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About James P. Panek

Jim Panek has more than 30 years of experience in the biotechnology and pharmaceutical industries. He joined VaxGen in 2002, and was appointed its Chief Executive Officer in 2007. During his tenure at VaxGen, Panek served as Co-CEO and Chairman of its highly successful international joint venture, Celltrion, Inc. As VaxGen CEO and Principal Financial Officer, Panek restructured the company, defined strategic alternatives, and working with the board, led M & A activities ultimately culminating in the merger with diaDexus in July 2010. Prior to joining VaxGen, Panek was Senior Vice President of Product Operations at Genentech and a member of its Executive Committee. At Genentech, Panek led the development of one of world’s largest manufacturing facilities enabling FDA approval and launch of multiple recombinant products including Rituxan® and Herceptin®. Prior to joining Genentech, Panek spent six years with Eli Lilly in a variety of engineering and development positions. Panek holds a Bachelor’s and a Master’s degree in Chemical Engineering from the University of Michigan.

About Brian E. Ward, Ph.D.

Brian Ward has served as a director of diaDexus since May 2011. Since September 2010, Dr. Ward has served as Chief Operating Officer at On-Q-ity Inc., a private oncology diagnostics company. Prior to that, Dr. Ward served as its Executive Vice President starting in May 2008, in which capacity he had primary responsibility for research and development process. Since March 2008, Dr. Ward has also served as President of Advantage Genomics, Inc., a private company that provides strategic and tactical consulting services to biotechnology organizations, with particular emphasis on personalized medicine diagnostics. From February 2007 to February 2008, Dr. Ward served as Senior Vice President, Development at Genomic Health, Inc., a public company focused on genomic-based oncology diagnostics, in which capacity he was responsible for overall management of all product development activities. From 1996 to 2006, Dr. Ward served in various capacities at Myriad Genetics, Inc., a public molecular diagnostic company, most recently as its Senior Vice President, Medical Operations from January 2002 to October 2005. Dr. Ward received a B.S. in Zoology from the University of Wisconsin and an M.S. in Human Genetics and a Ph.D. in Biochemistry, Biophysics, Genetics from the University of Colorado Health Sciences Center.

About diaDexus, Inc.

diaDexus, Inc., based in South San Francisco, California, is focused on the development and commercialization of patent-protected in vitro diagnostic products addressing unmet needs in cardiovascular disease. The company’s PLAC Test for Lp-PLA2 is the only blood test cleared by the FDA to aid in predicting risk for both coronary heart disease (CHD) and ischemic stroke associated with atherosclerosis, the #1 and #3 causes of death, respectively, in the United States. For more information, please visit the company’s website at www.diaDexus.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the company’s plans, objectives, expectations and intentions with respect to future operations and products and other statements that are not historical in nature, particularly those that use terminology such as “will,” “potential”, “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “estimates” or comparable terminology. Forward-looking statements are based on current expectations and assumptions, and entail various known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to diaDexus that could cause actual results to differ materially from those expressed in such forward-looking statements include diaDexus’ ability to reintroduce its PLAC TIA product, shipments of which were suspended in May 2010; diaDexus’ ability to successfully commercialize the automated Lp-PLA2 assay; diaDexus’ ability to demonstrate that treatment of individuals based on their Lp-PLA2 levels improves clinical outcomes in prospective clinical studies; the rate of adoption of the PLAC Test by doctors and laboratories; the insurance payer community’s acceptance of and reimbursement for the PLAC Test; diaDexus’ reliance on sole source third party manufacturers to manufacture and supply its main reagent and the PLAC Test; its ability to retain key employees and to attract, retain and motivate other qualified personnel; diaDexus’ limited revenue and cash resources; diaDexus’ ability to accurately forecast revenues prior to review and issuance of its financial statements for the period ended June 30, 2011; and diaDexus’ significant corporate expenses, including expenses associated with being a public company. Additional factors that could cause diaDexus’ results to differ materially from those described in the forward-looking statements can be found in diaDexus’ most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and other reports filed with the Securities and Exchange Commission, and available at the SEC’s web site at www.sec.gov. The information set forth herein speaks only as of the date hereof, and diaDexus disclaims any intention and does not assume any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

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